PROMISSORY NOTE

$6,869,382.73	October 22, 2009

FOR VALUE RECEIVED, Cullen Agricultural Holding Corp., a Delaware corporation (“Maker”), having an address at 22 Barnett Shoals Road, Watkinsville, Georgia 30677, hereby promises to pay to the order of Cullen Inc Holdings Ltd., its heirs, administrators, executors, guardians, successors and/or assigns (any of which is hereinafter referred to as “Holder” or “Payee”), at Level 9, Walker Wayland Centre, 68 Shortland Street, Auckland, New Zealand, Post Office Box 91269, in lawful money of the United States, the sum of SIX MILLION EIGHT HUNDRED SIXTY NINE THOUSAND THREE HUNDRED EIGHTY TWO DOLLARS AND SEVENTY THREE CENTS ($6,869,382.73) (“Principal Amount”) as soon as reasonably practicable (and in no event later than January 20, 2010) (the “Maturity Date”).  This Note is being issued pursuant to that certain Agreement and Plan of Reorganization (“Merger Agreement”), dated as of September 4, 2009, as amended, between Maker, Payee, Triplecrown Acquisition Corp., CAT Merger Sub, Inc. and Cullen Agricultural Technologies, Inc. as a result of there being insufficient funds to repay the Payee for the purchase of certain land pursuant to the Merger Agreement.  This Note will bear interest at 8% per annum payable in full upon payment of this Note.  Upon payment of the Principal Amount of the Note and payment of accrued but unpaid interest on the Note, if any, this Note and Maker’s obligations hereunder shall be discharged and fully satisfied. This Note may be prepaid in whole or in part at any time without penalty or premium but with payment of accrued interest to the date of prepayment, if any.

This Promissory Note shall be binding upon the Maker and its legal representatives, heirs and assigns.

Maker hereby waives presentment, demand for payment, notice of dishonor, notice of protest and protest and all other notices or demands in connection with the delivery, acceptance, performance, default or endorsement of this Note. This Note shall be governed by and construed and enforced in accordance with the internal law of the State of New York, without giving effect to conflicts of law. Maker hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Note may be brought and enforced in the courts, located in the County of New York, of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction. Maker hereby waives any objection to such jurisdiction and that such courts represent an inconvenient forum. MAKER FURTHER WAIVES TRIAL BY JURY AND WAIVES THE RIGHT TO INTERPOSE ANY DEFENSE, SETOFF OR COUNTERCLAIM OF ANY NATURE OR DESCRIPTION. Maker agrees that Holder shall be entitled to collect from Maker all of Holder’s reasonable attorneys’ fees and expenses relating to such action or proceeding.

CULLEN AGRICULTURAL
HOLDING CORP.

By:
Name: Eric J. Watson
Title: Chief Executive Officer